Exhibit 4.1

EXECUTION COPY

ALBANY MOLECULAR RESEARCH, INC.

STOCKHOLDERS AGREEMENT

DATED AS OF JULY 11, 2016

THIS STOCKHOLDERS AGREEMENT is dated as of July 11, 2016 (this “Agreement”), by and among Albany Molecular Research, Inc., a Delaware corporation (the “Company”), Lauro Cinquantasette S.p.A, a company incorporated under the laws of Italy (“Lauro”), each stockholder of the Company’s common stock, par value $0.01 per share, set forth on Schedule A, strictly in their capacity as a stockholder of the Company (the “Stockholders”) and, solely for purposes of Section 5.2, Mandarin and Lauro 48 (each as defined below).

WHEREAS, the Company, Lauro, and the other persons named therein are parties to that certain Share Purchase Agreement, dated as of May 5, 2016 (as it may be amended from time to time, the “Share Purchase Agreement”), pursuant to which, among other things, the Company has purchased and Lauro has sold 100% of the capital stock of Prime European Therapeuticals S.p.A. – Euticals (“Euticals Stock”), a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152;

WHEREAS, as partial consideration for Lauro’s sale of the Euticals Stock pursuant to the Share Purchase Agreement, the Company has issued and sold to Lauro pursuant to the terms of the Share Purchase Agreement and that certain Subscription Agreement, dated as of May 5, 2016 (as it may be amended from time to time, the “Subscription Agreement”) a number of shares of common stock, par value $0.01 per share, of the Company as provided for in Section 2 of the Subscription Agreement (“Consideration Shares”);

WHEREAS, the Company and the Stockholders desire to provide Lauro with the right, among other rights set forth herein, to designate the election of one (1) member of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Share Purchase Agreement and the other transaction documents, the parties hereto wish to enter in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Definitions.   As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (which, for the avoidance of doubt, definition includes, for Lauro, each of Mandarin and Lauro 48). For the purpose of this definition, the term “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned in the preamble.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, as it relates to the Consideration Shares and/or other Shares, the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which such shares are traded.

“Board” shall have the meaning assigned in the recitals.

“Business Combination” shall have the meaning assigned in Section 5.2.

“Closing” shall have the meaning assigned in the Share Purchase Agreement.

“Company” shall have the meaning assigned in the preamble.

“Confidential Information” shall have the meaning assigned in the Share Purchase Agreement.

“Consideration Shares” shall have the meaning assigned in the recitals.

“Euticals Stock” shall have the meaning assigned in the recitals.

“Lauro” shall have the meaning assigned in the preamble.

“Lauro 48” shall mean Lauro Quarantotto S.p.A.

“Lauro Designee” shall have the meaning assigned in Section 2.1.

“Lock-Up Period” shall have the meaning assigned in the Registration Rights Agreement.

“Mandarin” shall mean Mandarin Capital Partners S.c.a. SICAR.

“New York Convention” shall have the meaning assigned in Section 5.4(c).

“Permitted Transferees” shall have the meaning assigned in the Registration Rights Agreement.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Registration Rights Agreement” shall mean that Registration Rights and Lock-Up Agreement, dated as of May 5, 2016, by and between Lauro and the Company.

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“Rules” shall have the meaning assigned in Section 5.4(b).

“Sale of the Company” shall mean (A) a sale (or multiple related sales) or conveyance of all or substantially all of the assets or securities of the Company to one Person or a group of Persons acting in concert, whether by way of merger, consolidation, recapitalization, reclassification, reorganization or sale of all or substantially all of the assets or securities, (B) a sale (or multiple related sales) of a subsidiary or subsidiaries of the Company or all or substantially all of its or their assets if the assets of the subsidiary or subsidiaries being sold or the assets being sold constitute all or substantially all of the assets of the Company, or (C) a merger or consolidation of the Company after which the Company’s stockholders own less than 50% of the voting securities of the surviving company (other than in connection with the sale of voting securities the primary purpose of which is to fund the Company’s operations).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Share Purchase Agreement” shall have the meaning assigned in the recitals.

“Shares” shall mean shares of common stock, $0.01 par value per share, of the Company.

“Stockholders” shall have the meaning assigned in the preamble.

“Subscription Agreement” shall have the meaning assigned in the recitals.

2.           Voting Provisions Regarding Board of Directors.

2.1           Board Appointment. On and after the Closing, Lauro shall have the right to select a designee to be elected to the Board (the “Lauro Designee”), who shall initially be Fernando Napolitano. Any such designee must meet the qualifications for director set forth in the Company’s organizational documents and corporate governance policies, and must be willing to serve and to comply with Applicable Law and stock exchange rules, including filing any necessary or advisable reports with, or otherwise submitting any necessary or advisable information to, the SEC. The Company shall take all such steps as are necessary, subject to Applicable Law, to cause the election of the Lauro Designee to the Board as a Class II director promptly following the Closing, including increasing the number of directors constituting the Board to ten (10). Thereafter, upon request from Lauro and subject to Applicable Law, shall include the Lauro Designee for so long as such individual continues to meet the foregoing requirements, as a Class II Board nominee (or such other class as the Board may so determine) in proxy materials soliciting stockholder votes in the election of members of Class II (or such other class as the Board may so determine) of the Board at any annual meeting or special meeting at which such Class II directors are to be elected, and shall recommend to the Company’s stockholders the election of the Lauro Designee. Subject to the foregoing, the director nominees to be presented to the stockholders at any annual or special meeting called for the purpose of electing directors shall be selected by the nominating committee of the Board (it being understood and agreed that the nominating committee shall be comprised at all times of a majority of independent Directors).

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2.2           Failure to Designate a Board Member. In the absence of any designation from Lauro as specified above, the director previously designated by it and then serving shall be presented to the stockholders at any annual or special meeting called for the purpose of electing directors if still eligible to serve as provided herein.

2.3           Voting.

(a)         From and after the Closing, each Stockholder agrees to vote (or execute a written consent with respect to), or cause to be voted (or cause a written consent to be executed with respect to), all Shares owned by such Stockholder, or which such Stockholder has the right to vote, from time to time and at all times at each annual or special meeting of stockholders at which the election of Class II directors is held (or pursuant to any consent solicitation) for the Lauro Designee who is nominated for election to the Board pursuant to Section 2.1, provided that should Lauro request, at any time, that the Lauro Designee be replaced, each Stockholder shall take any and all actions required, to the extent permissible under Applicable Law and the Company’s organizational documents and corporate governance policies, to remove the Lauro Designee and appoint the replacement designated by Lauro so long as such replacement designee meets the requirements provided in Section 2.1.

(b)         Lauro agrees that, from and after the Closing and for so long as Lauro has the right to designate the Lauro Designee, Lauro shall vote (or execute a written consent with respect to), or cause to be voted (or cause a written consent to be executed with respect to), all Shares owned by Lauro and its Affiliates, or which Lauro or its Affiliates have the right to vote, from time to time and at all times at each annual meeting, or special meeting where directors are being elected, of stockholders (or pursuant to any consent solicitation), for any director nominees recommended for election by the Board.

(c)          In furtherance of Section 2.3(b), from and after the Closing, Lauro shall be, and shall cause each of its Affiliates who own or are entitled to vote any Shares to be, and each Stockholder shall be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

2.4           No Liability for Election of Recommended Directors. No Stockholder shall have any liability as a result of voting for any Lauro Designee in accordance with the provisions of this Agreement. Neither Lauro nor its Affiliates shall have any liability as a result of voting for any Board recommended director nominee in accordance with the provisions of this Agreement.

3.            Remedies.

3.1           Covenants of Parties. The parties agree to use their respective reasonable best efforts, within the requirements of Applicable Law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Stockholders’ respective reasonable best efforts to cause the approval of the issuance of the Consideration Shares, if required, and the nomination and election of the Lauro Designee as provided in this Agreement and the use of Lauro’s reasonable best efforts to cause the nomination and election of the directors as provided in this Agreement.

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3.2           Irrevocable Proxy and Power of Attorney. Each Stockholder and Lauro respectively hereby constitutes and appoints as the proxy, and hereby grants a power of attorney to, the General Counsel of the Company with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 2 hereof, and hereby authorizes her to represent and vote, if and only if the Stockholder or Lauro (or its Affiliates), as the case may be, (i) fails to vote, or (ii) attempts to vote (whether by proxy or in person), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s or Lauro’s (or its Affiliates) Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each Stockholder and Lauro hereby revokes any and all previous proxies or powers of attorney with respect to the Shares respectively held or controlled and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein

3.3           Injunctive Relief. Each of the parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach or threatened breach of any provision of this Agreement the aggrieved party, in addition to any other remedy which may be available to such party at law or in equity, will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

4.            Term.

4.1           Termination Events. This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate upon, the earliest to occur of (a) when Lauro’s issued and outstanding stock ownership in the Company falls below 5% of the outstanding Shares (subject to Section 4.2 below in cases where Lauro’s issued and outstanding stock ownership in the Company falls below 5% of the outstanding Shares); (b) at any time prior to July 11, 2018, such time as Mandarin and Lauro 48 together or individually no longer own more than 50% of the equity interest in Lauro; (c) any time from and after July 11, 2018, such time as Mandarin and Lauro 48 together or individually (i) no longer own more than 35% of the equity interest in Lauro and (ii) no longer have control (as such term is used in the definition of “Affiliate” herein) of Lauro; (d) the consummation of a Sale of the Company; and (d) the termination of the Share Purchase Agreement.

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4.2           Notification; Change in Voting Power. From and after the Closing, Lauro agrees to provide the Company with written notice as promptly as practicable, and in any event within five (5) business days, following any sale or other transfer of Shares, which notice shall include the aggregate number of Shares held (beneficially or of record) by Lauro following such sale or transfer, and to make any requisite filings with the SEC in connection with transactions involving Shares. The Company and Lauro agree that, in the event that Lauro’s issued and outstanding ownership in the Company ceases to be more than 5% of the outstanding Shares for reasons other than a sale or transfer of Shares by Lauro, no termination of Lauro’s rights and obligations under Section 2 shall occur unless (i) the Company has provided Lauro with written notice that the aggregate ownership percentage of Lauro has ceased to be more than 5% of the outstanding Shares and (ii) Lauro fails to increase its aggregate ownership percentage to more than 5% of the outstanding Shares within twenty (20) business days following receipt of such notice (or, in the event that Lauro is unable to purchase Shares at any time during such twenty (20)-business day period as a result of the application of any applicable securities laws (including as a result of the possession by Lauro or any of its Affiliates of any non-public information) and Lauro has provided written notice to the Company during such period of its intention to purchase Shares, the twenty (20)-business day period following the lapse of any such restrictions). Lauro agrees to provide the Company with written notice as promptly as practicable, and in any even within one (1) business day, prior to any sale, transfer or other transaction of Mandarin’s and/or Lauro 48’s voting interests in Lauro, which has the effect of causing Mandarin and/or Lauro 48 to (i) prior to July 11, 2018 own, together or individually, less than a majority of the voting power of Lauro, and (ii) from and after July 11, 2018, cease to control (as such term is used in the definition of “Affiliate” herein) Lauro.

5.            Miscellaneous.

5.1           Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto. This Agreement shall not be assigned by Lauro, and no rights or obligations hereunder may be transferred by Lauro, without the prior consent of the Company; provided, that Lauro may assign this Agreement to Permitted Transferees; provided, further, that such Permitted Transferees shall have executed a joinder to, and agreed to be bound by, the obligations of this Agreement, including the voting and standstill obligations. Notwithstanding anything to the contrary herein, in no event shall Lauro’s right to designate the Lauro Designee be transferable or assignable to any other Person, whether by contract or operation of law or any other manner whatsoever.

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5.2           Standstill. For a period of the longer of (x) three (3) years from the date of this Agreement and (y) for so long thereafter as Lauro has the right to designate the Lauro Designee to the Board pursuant to Section 2, unless otherwise agreed in writing by the Company, neither Lauro (directly or indirectly) nor any representatives acting on its behalf, nor any of Mandarin, Lauro 48 or their Affiliates will: (a) propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) acquire beneficial ownership of more than 19.99% of any securities (including in derivative form) of the Company except as permitted by this Agreement (any transaction or series of transactions specified in (a) or (b) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”); (c) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities (including in derivative form) of the Company except in accordance with this Agreement; (d) nominate any person as a director of the Company except for the Lauro Designee in accordance with the terms of this Agreement; (e) propose any matter to be voted upon by the stockholders of the Company; (f) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; (g) request the Company (or any of its officers, directors or representatives), directly or indirectly, to amend or waive any provision of this Section 5.2 (including this sentence); or (h) take any action that could require the Company to make a public announcement regarding such potential Business Combination. Notwithstanding the foregoing, (I) nothing in this Agreement shall limit Lauro’s (or its Permitted Transferees’) rights under the Registration Rights Agreement, (II) nothing contained in this Section 5.2 shall prohibit Lauro from making confidential, non-public proposals to the Company for a Business Combination; and (III) the provisions of this Section 5.2 shall terminate and be of no further force or effect (A) upon the Company’s announcement that it has entered into a definitive agreement for a Business Combination with a third party or (B) if any Person(s) or “group” publicly announces or commences a tender or exchange offer or any other offer transaction pursuant to which Shares could be sold that, if successful, would result in such Person or group beneficially owning more than 35% of the assets or securities of the Company determined as of its most recent quarterly financial statement.

5.3           Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by all parties hereto (unless such amendment does not adversely affect the rights of a Stockholder, in which case such Stockholder need not execute such writing). A party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.4           Governing Law; ICC Arbitration.

(a)          This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

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(b)          Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the transactions contemplated hereunder, including with respect to the formation, applicability, performance, breach, termination, validity or enforceability thereof, shall be fully and finally settled by arbitration. The arbitration shall be conducted by three arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, USA and it shall be conducted in English, provided that any party hereto may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence. The arbitrators shall determine questions of arbitrability and jurisdiction and shall be empowered to grant interim relief.

(c)          The arbitration award shall be final and binding on the parties. The parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention,” which shall govern the arbitration and enforcement of any arbitral award) insofar as such waiver can validly be made. The parties agree to the exclusive jurisdiction of the federal courts located in New York County, New York for purposes of enforcing this section, and any arbitral award, in accordance with the New York Convention. The parties agree to personal jurisdiction in said courts for such purposes and irrevocably waive any defense on the basis of forum non conveniens, lack of jurisdiction or improper venue in regard to any such proceedings brought in the federal courts located in New York County, New York.

(d)          The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators shall nominate a third arbitrator within thirty (30) days after the nomination of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators is not nominated within the time prescribed above, then the International Court of Arbitration of the International Chamber of Commerce shall appoint that arbitrator.

(e)          In order to facilitate the comprehensive and efficient resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or to the Share Purchase Agreement, Registration Rights Agreement or Subscription Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(f)          Notwithstanding anything to the contrary in this Agreement, a party may make a request to a court of competent jurisdiction or pursuant to the Rules for interim or emergency measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions as provided in Section 3.3. A request for such interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

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(g)          All disputes under this Agreement shall be kept confidential. In any arbitration proceeding, the arbitrators shall take all measures necessary for the protection of Confidential Information. All proceedings and any award and any information obtained from another party in connection with the arbitration shall be deemed Confidential Information subject to Article 13 of the Share Purchase Agreement; provided that the parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate, provided, further, that the parties agree to take all reasonable measures to protect the confidentiality of the proceedings and the disclosure of any Confidential Information in connection therewith, including to file all papers under seal.

(h)          The arbitrators shall have the power to make an award allocating the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation. Any award shall be determined and payable in Euros. For the avoidance of doubt, the remedies that may be awarded by the arbitrators hereunder are limited as specifically set forth in Section 6 of the Subscription Agreement.

5.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

5.6           Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Notices. Any notice or other communication to be given hereunder shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below:

(a)	Party:	Company

	Address:	200 West Street, 4th Floor, Waltham, MA 02451

	Email:	lori.henderson@amriglobal.com

	Attn. of:	Lori M. Henderson Senior Vice President, General Counsel and Head of Business Development

	With a copy to (which shall not constitute notice):	Goodwin Procter LLP

	Attn. of:	Danielle Lauzon

	Address:	100 Northern Avenue, Boston, MA 02210

	Email: Facsimile No.:	dlauzon@goodwinprocter.com (617) 649-1484

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(b)	Party:	Lauro

	Address:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20121 Milano

	Facsimile No.:	+39-02-869522522

	Attn. of:	Chief Financial Officer

	With a copy to (which shall not constitute notice):	Mandarin

	Address:	10, Rue Jans Antoine, L-1820 Luxembourg Grand Duchè de Luxembourg

	Email:	massimolongoni@groupelecta.lu

	Attn. of:	Mr. Massimo Longoni

Mandarin Advisory Srl

	Address:	Corso Porta Nuova, 3 20121 Milan

	Email:	e.ricotta@mandarincp.com

	Attn. of:	Mr. Enrico Ricotta

	With a copy to (which shall not constitute notice):	Lauro 48

	Address:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20121 Milano

	Facsimile No.:	+39-02-869522522

	Attn. of:	Chief Financial Officer

(c)	Party:	Stockholders – See Schedule A.

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5.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.9           Integration. This Agreement, the Share Purchase Agreement and the other transaction documents contemplated in the Share Purchase Agreement, including that certain Subscription Agreement and the Registration Rights Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

5.10         Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy or in any other manner permitted by Applicable Law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.11         Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: General Counsel, Senior Vice President and Secretary

LAURO CINQUANTASETTE S.P.A.

By:	/s/ Enrico Ricotta
Name: Enrico Ricotta
Title: Director

3-GUTINVER, S.L.

By:	/s/ Luis Gerardo Gutierrez Fuentes
Name: Luis Gerardo Gutierrez Fuentes
Title: Sole Administrator

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Abigail D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

/s/ Catherine E. Anzalone
Name: Catherine E. Anzalone
Title: Vice President

Signature Page to Stockholders Agreement

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Agatha D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

/s/ Catherine E. Anzalone
Name: Catherine E. Anzalone
Title: Vice President

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Geoffrey D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

/s/ Catherine E. Anzalone
Name: Catherine E. Anzalone
Title: Vice President

/s/ William S. Marth
William S. Marth

/s/ Thomas E. D’Ambra
Thomas E. D’Ambra

/s/ Constance M. D’Ambra
Constance M. D’Ambra

Signature Page to Stockholders Agreement

And solely for the purposes of Section 5.2 of this Agreement:

LAURO QUARANTOTTO S.P.A.

By:	/s/ Marco Carotenuto
Name: Marco Carotenuto
Title: Chairman

MANDARIN CAPITAL PARTNERS SECONDARY S.C.A. SICAR

By:	/s/ Lorenzo Stanca	/s/ Massimo Longoni
Name: Lorenzo Stanca		Massimo Longoni
Title: Directors

Signature Page to Stockholders Agreement

SCHEDULE A

STOCKHOLDERS

William S. Marth

Thomas E. D’Ambra

Constance M. D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Abigail D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Agatha D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Geoffrey D’Ambra

3-Gutinver, S.L.